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Exhibit 11(i)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (File No. 33-11905) (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the 1996 Annual Report to Shareholders of The Monitor Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP
Columbus, Ohio
November 21, 1997